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                     May 28, 2024

       Angel Orrantia
       Chief Executive Officer
       Four Leaf Acquisition Corporation
       4546 El Camino Real B10 #715
       Los Altos, CA 94022

                                                        Re: Four Leaf
Acquisition Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 20, 2024
                                                            File No. 001-41646

       Dear Angel Orrantia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Conrad Adkins, Esq.